Exhibit 99.1

 HYPERTHERMIA THERAPY FOR RECURRENT BREAST CANCER ADDED TO 2007 NCCN GUIDELINES

    SALT LAKE CITY, Dec. 14 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today reported that the National Comprehensive Cancer Network (NCCN) has announced that hyperthermia therapy and radiation as combination treatments are for the first time included in its 2007 Breast Cancer Guidelines for recurrent cancer of the chest wall (breast cancer) and other localized cancer recurrences. This announcement significantly supports the progressive emergence of hyperthermia therapy as a mainline therapy in the treatment of cancer. Hyperthermia therapy (heat) devices and radiation therapy devices are the only medical devices listed in the NCCN Clinical Practice Guidelines in Oncology for Breast Cancer. All other treatments are drug or hormone based.

    NCCN, a non-profit alliance of 20 of the world's top cancer centers, issues Clinical Guidelines in Oncology that are the recognized standard for clinical policy in the oncology community. These guidelines are updated continually and are based upon evaluation of scientific data integrated with expert judgment by multidisciplinary panels of expert physicians from NCCN member institutions. The guidelines have become the most widely used in oncology practice. The primary goal of all NCCN initiatives is to improve the quality, effectiveness and efficiency of oncology practice so that patients can live better lives.

    One of the landmark studies supporting this addition to the NCCN Guidelines was published in the May 1, 2005 edition of the Journal of Clinical Oncology, the official journal of the American Society of Clinical Oncology (ASCO). The study, conducted under lead researcher Dr. Ellen Jones at the Duke University Medical Center, followed 109 patients with superficial tumors, the majority of whom were experiencing post-mastectomy breast cancer recurrence. Patients were randomized to receive either radiation alone or radiation accompanied by hyperthermia therapy twice a week throughout the course of their treatment. Of those patients who had previously received radiation therapy, 68 percent of those who received a second course of radiation combined with hyperthermia therapy experienced total tumor disappearance, while 24 percent of those patients who received radiation alone experienced total tumor disappearance.

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including the prospects for future sales of the Company's cancer therapy systems based on the success of studies or listings for the Company's therapies, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             12/14/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, fax +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.treatwithheat.com /
    /Web site:  http://www.BSDMedical.com /
    (BSM)